Exhibit 99.1

NEWS BULLETIN	AAON, Inc. 2425 South Yukon Ave. • Tulsa, OK 74107-2728 • Ph: (918) 583-2266 • Fax: (918) 583-6094 • •http://www.aaon.com•

FOR IMMEDIATE RELEASE May 8, 2012	For Further Information: Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295 Email: jrladvisor@yahoo.com

AAON REPORTS HIGHER SALES AND EARNINGS

Tulsa, OK, May 8, 2012 – AAON, Inc. (NASDAQ-AAON) today announced its operating results for the three months ended March 31, 2012, of $65.0 million in sales (up 8%), and $4.6 million of net income (up 25%), $0.18 per share, compared to $59.9 million in sales and $3.7 million in net income, $0.15 per share, a year ago. Per share earnings are on a diluted basis.

Norman H. Asbjornson, President and CEO, stated, “The increase in revenues reflects a continuation of gains in market share, while the much greater increase in earnings was attributable to: improved productivity due to our new sheet metal fabrication equipment and revamped production lines, which resulted in an improvement of gross margins from 19.4% to 20.8%, despite continued material cost increases; aided by the absence of a special expense in 2012 comparable to the $500,000 insurance deductible paid in 2011; but reduced by $380,000 (or $0.02 per diluted share) due to the loss of expired federal income tax credits for research and development and our failure to qualify, during the period, for the domestic production activity tax credit.”

Mr. Asbjornson said, “Significantly, our increased market penetration has produced a 22% rise in our backlog from $48.1 million at March 31, 2011, to $58.7 million at March 31, 2012. In spite of a generally anticipated modest growth in the Heating, Ventilating and Air Conditioning market, I believe AAON’s development in the past few years of new products, improved manufacturing machinery and facilities has given AAON a more advantageous and optimistic view of our future.”

Mr. Asbjornson added, “Based on the first quarter results and backlog, we expect 2012 to produce both higher sales and earnings than 2011.”

The Company will host a conference call today at 4:15 P.M. EDT to discuss the first quarter results. To participate, call 1-877-737-1669 (Code: VA27085).

AAON, Inc. is a manufacturer of air-conditioning and heating equipment consisting of rooftop units, chillers, air-handling units, condensing units, heat recovery units, commercial self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933.  Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc., and Subsidiaries
Consolidated Statements of Income
 (Unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
	(in thousands except per share amounts)

Net sales	$64,957	$59,913
Cost of sales	51,439	48,275
Gross profit	13,518	11,638
Selling, general and administrative expenses	5,981	5,537
(Gain) loss on disposal of assets	(23)	6
Income from operations	7,560	6,095

Interest expense	(16)	(10)
Interest income	13	34
Other income (expense), net	48	(503)

Income before income taxes	7,605	5,616
Income tax provision	3,038	1,966

Net income	$4,567	$3,650

Earnings per share:
Basic	$0.19	$0.15
Diluted	$0.18	$0.15

Cash dividends declared per common share	$0.00	$0.00

Weighted average shares outstanding:
Basic	24,587	24,744
Diluted	24,772	24,939

AAON, Inc., and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	March 31, 2012	December 31, 2011
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$3,245	$13
Accounts receivable, net	34,523	34,137
Income tax receivable	10,253	10,016
Note receivable	27	27
Inventories, net	36,755	34,948
Prepaid expenses and other	805	723
Deferred tax assets	3,865	4,523
Total current assets	89,473	84,387
Property, plant and equipment:
Land	1,340	1,340
Buildings	57,399	56,057
Machinery and equipment	115,910	114,256
Furniture and fixtures	8,057	7,784
Total property, plant and equipment	182,706	179,437
Less: Accumulated depreciation	88,522	85,935
Property, plant and equipment, net	94,184	93,502
Note receivable, long-term	1,108	1,092
Total assets	$184,765	$178,981
Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit facility	-	4,575
Accounts payable	16,224	14,118
Accrued liabilities	25,111	19,994
Total current liabilities	41,335	38,687
Deferred tax liabilities	17,302	17,790
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 11,250,000 shares authorized, no shares issued	-	-
Common stock, $.004 par value, 112,500,000 shares authorized, 24,563,272 and 24,618,324 issued and outstanding at March 31, 2012 and December 31, 2011, respectively	98	98
Retained earnings	126,030	122,406
Total stockholders’ equity	126,128	122,504
Total liabilities and stockholders’ equity	$184,765	$178,981

AAON, Inc., and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
	(in thousands)
Operating Activities
Net income	$4,567	$3,650

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	3,394	2,703
Amortization of bond premiums	-	90
Provision for losses on accounts receivable, net of adjustments	4	(10)
Share-based compensation	169	175
Excess tax benefits from stock options exercised
and restricted stock awards vested	(13)	(10)
(Gain) Loss on disposition of assets	(23)	6
Effect of foreign currency (gain)loss	(23)	(60)
Deferred income taxes	170	(175)
Changes in assets and liabilities:
Accounts receivable	(390)	1,329
Income tax receivable	(237)	-
Inventories	(1,807)	(5,557)
Prepaid expenses and other	(82)	53
Accounts payable	712	666
Accrued liabilities	5,130	(1,445)
Net cash provided by operating activities	11,571	1,415

Investing Activities
Proceeds from sale of property, plant and equipment	300	35
Maturities of certificates of deposit	-	827
Maturities of investments	-	4,181
Proceeds from note receivable	7	7
Capital expenditures	(2,959)	(10,270)
Net cash used in investing activities	(2,652)	(5,220)

Financing Activities
Borrowings under revolving credit facility	13,111	12,643
Payments under revolving credit facility	(17,686)	(5,004)
Stock options exercised	55	59
Excess tax benefits from stock options exercised
and restricted stock awards vested	13	10
Repurchases of stock	(1,180)	(743)
Net cash (used in) provided by financing activities	(5,687)	6,965
Net increase in cash and cash equivalents	3,232	3,160
Cash and cash equivalents, beginning of year	13	2,393
Cash and cash equivalents, end of period	$3,245	$5,553